PRESS RELEASE
FOR IMMEDIATE RELEASE
Media Contact:
Irene Silber
Capella University
612-977-4132
Irene.Silber@capella.edu
Investor Contact:
Heide Erickson
Capella Education Company
612-977-5172
Heide.Erickson@capella.edu
Capella University Announces Settlement with Attorneys General of New York and Minnesota
University adopting “Code of Conduct” regarding student loans
MINNEAPOLIS, May 15, 2007 - Capella University, a provider of exclusively online post-secondary education, today announced that it is adopting a Code of Conduct recently established by the New York Attorney General’s office to ensure best practices in student lending. “Capella University has an ongoing commitment to the success of our learners,” stated Michael J. Offerman, EdD, president of Capella University. “Many elements of this Code are already part of our current practices, and formally adopting the Code of Conduct is consistent with our long- standing efforts to responsibly assist our learners with all aspects of their educational experience.”
Capella University adopted the Code of the Conduct under a settlement agreement with the Attorneys General of New York and Minnesota in connection with ongoing reviews of financial aid practices at various colleges and universities. The New York Attorney General’s inquiries have focused on potential conflicts of interest in the student loan industry, specifically between higher education institutions and student loan providers designated as “preferred lenders” by the institutions.
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With regard to Capella, the New York Attorney General had requested information regarding the relationship between Student Loan Xpress, one of 15 institutions currently listed as a recommended student lender by Capella, and Timothy Lehmann, the University’s director of financial aid.
An internal review of Capella’s financial aid practices confirmed that the University has not accepted commissions or fees from any lenders, including Student Loan Xpress, and has not participated in any revenue sharing arrangement with any lenders.. The agreement signed with the Attorneys General of New York and Minnesota specifically states that Capella University does not admit, and expressly denies, that it has violated any law in connection with its financial aid practices. Additionally, Capella is not paying any fines or making any restitution as part of the settlement.
Capella’s review also found that during the 2005/2006 school year, Student Loan Xpress contracted with Mr. Lehmann for consulting services, for which he was paid approximately $12,400, including expenses. Mr. Lehmann also received less than $3,000 in honoraria ($2,000 of which has been returned) for his service as a speaker or evaluator at certain industry events. These arrangements were not approved by the University, were in violation of Capella’s policies, and were not previously revealed to management.
The review discovered that Mr. Lehmann received travel, lodging, meals, entertainment, and gifts from Student Loan Xpress and other lenders as part of their sales and marketing initiatives. Mr. Lehmann also served on advisory boards of Student Loan Xpress and other lenders. His travel and lodging expenses in conjunction with board meetings were paid by the lenders, and he received meals, entertainment, and gifts at those functions.
In order to facilitate its internal review, Capella immediately placed Mr. Lehmann on administrative leave. He currently remains on leave, and is cooperating with Capella’s continuing efforts to provide relevant information. Mr. Lehmann is not involved with the ongoing operations of Capella’s financial aid department.
Other Capella employees associated with the University’s financial aid department received nominal gifts and nominal entertainment from Student Loan Xpress and other lenders. Lenders also reimbursed staff for travel expenses incurred during routine visits to financial aid service facilities. In the future, lender reimbursement for site visits will be prohibited, consistent with the newly-adopted Code of Conduct.
Finally, the internal review determined that Capella occasionally received minimal temporary administrative services from employees of several student lenders. Consistent with the Code of Conduct, employees of student lenders will no longer perform staff functions on behalf of Capella.
To support learners in successfully completing their education, Capella provides a variety of financial aid tools, including access to counselors and external resources. Toward that end, Capella has maintained a list of recommended lenders, currently comprised of 15 student loan providers. Capella’s practice has been to work with any lender a learner chooses, and the

University has worked with more than 150 financial aid providers. Since 2001, the recommended lender list has contained from eight to 15 lenders.
“We have maintained these lists in response to student requests for advice and assistance in dealing with a vast array of potential lenders,” stated Dr. Offerman.
“We support the efforts of the Attorneys General in New York and Minnesota to promote fairness and greater transparency in the student loan industry,” commented Stephen Shank, founder and chancellor of Capella University. “Access to financial aid is vital, and all of us involved with higher education have an obligation to help the system function in the best interests of students.”
As previously reported, on April 19 Capella received a letter of inquiry from the office of U.S. Senator Edward Kennedy, related to the Senate Health, Education, Labor and Pensions Committee’s oversight of the federally-guaranteed student loan program. This inquiry appears to focus on the relationship between Student Loan Xpress and Mr. Lehmann. Capella is in the process of responding to the inquiry from Senator Kennedy’s office.
About Capella University
Founded in 1993, Capella University is an accredited,* fully online university that offers graduate degree programs in business, information technology, education, human services, and psychology, and bachelor’s degree programs in business and information technology. Within those areas, Capella currently offers 82 graduate and undergraduate specializations and 16 certificate programs. The online university currently serves more than 17,900 students from all 50 states and 56 countries. It is committed to providing high-caliber academic excellence and pursuing balanced business growth. Capella University is a wholly-owned subsidiary of Capella Education Company, headquartered in Minneapolis. For more information, please visit http://www.capella.edu or call 1-888-CAPELLA (227-3552).
* Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), www.ncahlc.org. Capella University, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1-888-CAPELLA (227-3552), www.capella.edu.
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